
                                                                                                              Exhibit 12

                                                         GTE CORPORATION AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                               (Thousands of Dollars)

                                                                    (Unaudited)


                                           Three Months Ended               Years Ended December 31
                                             March 31, 1996    1995         1994         1993        1992        1991
  Net earnings available for fixed charges:
     Income from continuing operations       $  616,278     $2,537,949  $2,440,869   $  971,978  $1,760,704  $1,491,317
     Add (deduct) -
        Income taxes                            377,663      1,466,426   1,532,482      567,747     966,589     662,860
        Interest expense                        283,496      1,150,625   1,139,233    1,298,234   1,475,670   1,574,746
        Capitalized interest (net of
          amortization)                          (4,796)       (22,971)     (6,045)      (3,421)     (4,931)    (14,791)
        Preferred stock dividends of Parent        -             5,598       9,910       17,825      26,331      36,785
        Preferred stock dividends of
           subsidiaries                          26,676         98,064      18,252       22,162      23,429      25,317
        Additional income requirement on preferred
           stock dividends of subsidiaries        2,568          9,664      11,426       12,739      12,671      11,006
        Minority interests                       36,036        145,437     140,464      112,335     112,425     103,626
        Portion of rent expense representing
           interest                              31,604        128,034     139,715      153,058     196,533     210,698
                                              1,369,525      5,519,366   5,416,396    3,134,832   4,543,090   4,064,779
     Deduct - Minority interests                (58,615)      (246,678)   (242,937)    (236,944)   (248,979)   (247,284)
                Adjusted earnings available
                    for fixed charges from
                    continuing operations    $1,310,910     $5,272,688  $5,173,459   $2,897,888  $4,294,111  $3,817,495

  Fixed Charges:
     Interest charges                        $  283,496     $1,150,625  $1,139,233   $1,298,234  $1,475,670  $1,574,746
     Preferred dividends of subsidiaries         26,676         98,604      18,252       22,162      23,429      25,317
     Additional income requirement on preferred
        dividends of subsidiaries                 2,568          9,664      11,426       12,739      12,671      11,006
     Portion of rent expense representing
            interest                             31,604        128,034     139,715      153,058     196,533     210,698
                                                344,344      1,386,927   1,308,626    1,486,193   1,708,303   1,821,767
     Deduct - Minority interests                (16,633)       (70,052)    (68,096)     (78,421)    (86,504)    (89,479)
             Adjusted fixed charges          $  327,711     $1,316,875  $1,240,530   $1,407,772  $1,621,799  $1,732,288

  Ratio of Earnings to Fixed Charges - continuing
     operations                                    3.98           4.00        4.18         2.07        2.66        2.22
